U.S. SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549


                            FORM 8-K

                         CURRENT REPORT

             PURSUANT TO SECTION 13 OR 15(d) OF THE
                SECURITIES EXCHANGE ACT OF 1934.

     Date of report (Date of earliest event report): May 3, 2000

               Commission File No.  0-14840



                     BERES INDUSTRIES, INC.

         (Name of Small Business Issuer in its Charter)

         New Jersey                            22-1661772

 (State or other jurisdiction of      (I.R.S. Employer
 incorporation or organization)      Identification No.)

                   1785 Swarthmore Avenue
                Lakewood, New Jersey  08701

           (Address of Principal Executive Offices)



Registrant's telephone number, including area code (732) 367-5700

Item 1.   Changes in Control of Registrant.

     On January 10, 2000, the Registrant commenced a Private
Placement of 9% Convertible  Subordinated Promissory Notes.
On May 3, 2000, the Registrant had its first closing in the amount of $600,000. The balance of the offering is still open. (see Item 5, below). In accordance with the terms of the Stock Purchase Agreement, two (2) of the Registrant's existing directors resigned (See Item 5, below), and three (3) new directors were appointed as follows:

     Joel Schonfeld, age 65, has been appointed Director and Chairman of the Board. Mr. Schonfeld holds a Bachelor of Arts degree from Adelphi College, and a Juris Doctor degree from Brooklyn Law School. Mr. Schonfeld is a partner in the law firm of Schonfeld & Weinstein and has practiced law for over 40 years. Mr. Schonfeld's term as a Director shall continue until his successor is duly qualified and elected.

     Andrea I. Weinstein, age 34, has been appointed Director. Ms. Weinstein holds a Bachelor of Arts degree from State University of New York, Albany, and Juris Doctor degree from Columbia Law School. Ms. Weinstein is a partner in the law firm of Schonfeld & Weinstein and has practiced law since 1990. Ms. Weinstein's term as a Director shall continue until her successor is duly qualified and elected. Ms. Weinstein is the daughter of Victor W. Weinstein, who is a Director of the Company.

     Victor W. Weinstein, age 63, has been appointed Director. Mr. Weinstein is a Senior Leasing Administrator on the Real Estate and Construction Staff of International Business Machines. Mr. Weinstein's term as a Director shall continue until his successor is duly qualified and elected. Mr. Weinstein is the father of Andrea I. Weinstein, who is a Director of the Company.

     As set forth in the Stock Purchase Agreement (See Item 5, below), the partners of Beres Acquisition Partnership ("BAP") are to be issued, as soon as possible, 6,000,000 shares of the restricted shares of the Registrant, of which 1,200,000 are to be escrowed pending performance by BAP of certain sales obligations, 1,920,000 restricted shares are to be issued to Schonfeld & Weinstein, 1,440,000 restricted shares are to be issued to Kenneth Sokoloff, and 1,440,000 restricted shares are to be issued pending further instructions from BAP. Following completion of the reverse split referred to in Item 5, below, the Stock Purchase Agreement provides that an additional 4,900,400 restricted shares shall be issued to BAP, or its assignees.

     Based upon the issuance of 6,000,000 shares to BAP, the Registrant's present number of outstanding shares shall be 17,822,934, of which 3,175,800 shares or 17.8% is owned by existing non-BAP management and their immediate family members, and 6,000,000 shares, or 33.7%, is owned by BAP and/or its partners, resulting in Management and BAP owning and/or controlling 51.5% of the Registrant's outstanding shares. Both BAP and non-BAP management have indicated their intention to vote their shares in favor of the reverse split discussed in Item 5, below. The consideration which BAP paid for the shares consisted of services rendered with respect to origination of financing, provision of operational and technical assistance relative to expansion of the Registrant's product line and origination of new product sales.

Item 5.   Other Events.

     As disclosed in the Registrant's 10-QSB for the fiscal quarter ended December 31, 1999, on October 8, 1999, the Registrant entered into a Stock Purchase Agreement with Beres Acquisition Partnership, a New York general partnership ("BAP"). Assuming completion of the minimum amount of the Registrant's Private Placement, in the amount of $500,000, it is the Registrant's intention to commence manufacture of a proprietary product line of five gallon plastic pails for the paint, chemical and food service markets, and to phase out of the Registrant's existing operations other than precision molds and certain limited customer injection molding contracts. Pursuant to the Stock Purchase Agreement, BAP completed a Private Placement of $600,000 of the Registrant's 9% Convertible Subordinated Promissory Notes (the "Notes"), the proceeds of which have been received by the Registrant. BAP is seeking to raise the remaining balance of the Private Placement, in the amount of an additional $400,000. The Notes are convertible into one (1) share of the Registrant's post reverse split common stock, for each $.50 of the principal amount of the Notes tendered for conversion.

     The Stock Purchase Agreement further provides for completion of a four-to-one reverse split of the Registrant's outstanding shares, including the 6,000,000 shares issued to BAP, as described in Item 1, above. Immediately following approval of the reverse split, there would be issued to BAP, an additional 4,900,400 shares, so that BAP would own or control a total of 6,400,400 shares, or approximately 56% of the outstanding shares of the Registrant(not including shares issued to BAP partners who are also Note Holders), assuming full conversion of the Notes.

     Based upon completion of the minimum amount of the Private Placement, the Registrant has placed deposits for equipment and molds and is obtaining equipment financing. However, the Registrant's ability to successfully commence manufacture of its new product line, will be dependent upon BAP raising the balance of the Private Placement.

     On May 3, 2000, two directors of the Registrant resigned, Charles Beres, Sr. and Harold Zuber. Their resignations were not due to any disagreements with the Registrant on matters of operations, policies, or practices.

                           SIGNATURES



Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                   BERES INDUSTRIES, INC.
                                     (Registrant)


Dated:  May 12, 2000               /s/_________________________
                                   Charles Beres, Jr., President



Dated:  May 12, 2000              /s/__________________________
                                  Joel Schonfeld, Chairman
                                   of the Board